Exhibit 8.3

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/ 5522

January 18, 2012

To: China Auto Rental Inc.

Scotia Center, 4th Floor, P.O.Box2804,

George Town, Grand Cayman KY1-1112, Cayman Islands

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to China Auto Rental Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each representing a certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the New York Stock Exchange. We have been requested to give this opinion on the PRC Group Companies (as defined below).

A.     Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Group Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

CONFIDENTIALITY. This document contains confidential information which may also be privileged.  Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it.  If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.  Thanks.

(i)      All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)    Each of the parties to the Documents, other than the PRC Group Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and each of them, other than the PRC Group Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii)   The Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)   The laws of countries other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)    All the Documents and factual statements made to us by the Group Companies in connection with this legal opinion are complete, true and correct.

B.     Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)     “CSRC” means the China Securities Regulatory Commission of the PRC;

(b)    “Government Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC;

(c)     “Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Government Agencies;

(d)    “Group Companies” means collectively the Company, LC Industrial Investment Limited and the PRC Group Companies;

(e)     “Lianhui Auto” means Lianhui Auto (Langfang) Co., Ltd.;

(f)     “PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(g)    “PRC Laws” mean all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(h)    “PRC Group Companies” means collectively Lianhui Auto and the PRC Operating Companies (each a “PRC Group Company”); and

(i)      “PRC Operating Companies” means collectively the companies listed in Schedule I, each a “PRC Operating Company”.

Based on our review of the Documents, subject to the Assumptions and the Qualifications, we are of the opinion that:

1.     The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 and was issued by six PRC regulatory agencies, including the Ministry of Commerce (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, and subsequently amended by the MOFCOM on June 22, 2009, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  Based on our understanding of the explicit provisions under the current PRC Laws as of the date hereof, we believe that CSRC approval is not required under the New M&A Rules in connection with this Offering, because (i) no explicit provision in the New M&A Rules provides that the offerings like the Company under the Prospectuses are subject to the New M&A Rules, and (ii) the Company’s PRC subsidiary Lianhui Auto was established by means of direct investment, rather than by merger or acquisition by the Company or the LC Industrial Investment Limited of the equity interest or assets of any “domestic company” as defined under the New M&A Rules.

2.     The description of PRC tax laws and regulations in general and as applicable to the PRC Group Companies in the Prospectuses is true, accurate and complete in all material respects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.              Our opinion is limited to the PRC Laws of general application on the date hereof.  For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.  We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

ii.             Our opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions affecting creditors’ rights generally.

iii.            The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iv.            Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

v.             This opinion is issued based on our understanding of the current PRC Laws.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

vi.            We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Group Companies and PRC government officials.

vii.           This opinion is intended to be used in the context which is specifically referred to herein.

viii.          As used in this opinion, the expression “to our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Documents and the transactions contemplated thereby.  Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Group Companies or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

 Schedule I

List of PRC Operating Companies

1.      Beijing China Auto Rental Co., Ltd. (北京神州汽车租赁有限公司)

2.      Beijing Beichen Auto Rental Co., Ltd. (北京北辰汽车租赁有限公司)

3.      Guangzhou China Auto Rental Co., Ltd.(广州神州汽车租赁有限公司)

4.      Guiyang Jinglv Commerce and Trading Co. Ltd. (贵阳敬吕商贸有限公司)

5.      Shanghai Huadong Auto Rental Co., Ltd (上海华东汽车租赁有限公司)

6.      Wuxi China Auto Rental Co., Ltd. (无锡神州汽车租赁有限公司)

7.      Chongqing China Auto Rental Co., Ltd. (重庆神州汽车租赁有限公司)

8.      Beijing Kaipu Parking Management Co., Ltd. (北京凯普停车管理有限公司)

9.      Beijing Da Shi Hang Hua Wei Labor Services Co., Ltd. (北京达世行华威劳务服务有限公司)

10.    Shanghai Tai Chang Chauffeured Services Co., Ltd. (上海泰畅汽车驾驶服务有限公司)